EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Re: Performance Sports Group Ltd.

We consent to the use in Performance Sports Group Ltd.'s Registration Statement on Form S-8 of our report dated August 26, 2015, with respect to the consolidated balance sheets of Performance Sports Group Ltd. as of May 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), cash flows, and stockholders' equity for each of the years in the three-year period ended May 31, 2015, and the related financial statement schedule, which report appears in the May 31, 2015 annual report on Form 10-K of Performance Sports Group, Ltd. and is incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts
January 20, 2016